                            SHAREHOLDERS' VOTING AGREEMENT
                                AND IRREVOCABLE PROXY


          This SHAREHOLDERS' VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") made as of the 1st day of October, 1997 by and among Douglas H. Hanson ("Hanson") and each of the individuals listed on Schedule A attached hereto (hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, each Shareholder is the owner of (a) the number of shares of common stock, par value $0.001 per share (the "Common Stock"), of Rocky Mountain Internet, Inc. (the "Company") set forth opposite his name on Schedule A attached hereto; (b) the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Series A Stock" and collectively with the Common Stock, the "Capital Stock"), which are convertible into the number of shares of Common Stock set forth opposite his name on Schedule A attached hereto; and/or (c) the number of options, warrants, debentures, notes, and other securities (collectively, the "Derivative Securities") set forth opposite his name on Schedule A attached hereto, which Derivative Securities are exercisable or exchangeable for or convertible into, the number of shares of Common Stock set forth opposite his name on Schedule A attached hereto (the shares of Capital Stock, together with any other shares of Capital Stock of the Company acquired by such Shareholders after the date hereof and during the term of this Agreement (including, without limitation, through the conversion, exchange, or exercise of Derivative Securities) being collectively referred to herein as the "Subject Shares"); and

          WHEREAS, Hanson has proposed to enter into a stock purchase agreement with the Company (the "Company Stock Purchase Agreement") providing for the issuance to Hanson of 1,225,000 shares of Common Stock in consideration for the payment of $2,450,000 in cash; and

          WHEREAS, Hanson has proposed to enter into stock purchase agreements with the Shareholders pursuant to which Hanson would purchase an aggregate of 125,000 shares of Common Stock currently owned beneficially and of record by them in consideration for the payment of $2.00 per share of Common Stock purchased from such persons (the "Purchased Shares"); and
           WHEREAS, it being in the best interests of the Company and the Shareholders, the Shareholders desire to enter into an agreement to be specifically enforceable against each Shareholder pursuant to which each Shareholder agrees to vote his Subject Shares in the manner and for the purposes specified herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are confessed and acknowledged by the parties hereto, Hanson and the Shareholders hereby agree as follows:

          1. VOTING AGREEMENT. Each Shareholder, individually and on behalf of all of his respective heirs, executors, administrators, and other legal representatives, and with respect to any Subject Shares beneficially owned, directly or indirectly by such Shareholder, agrees to grant

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to Hanson the absolute right to vote all Subject Shares of the Company held by such Shareholder on any and all matters that are presented to the Company's shareholders for a vote.

          2. IRREVOCABLE PROXY. In order to insure the voting of the Shareholders in accordance with this Agreement, each Shareholder hereby irrevocably grants to, and appoints, Hanson such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Subject Shares on any and all matters that are presented to the Company's shareholders for a vote or to execute and deliver written consents in respect of all Subject Shares currently owned or hereinafter acquired.

          Each Shareholder hereby affirms that each such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that the holder of each irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL"); provided, that each such irrevocable proxy shall terminate pursuant to Section 8 hereof.

          3. LEGENDED CERTIFICATES. Each Shareholder agrees to the placement of a legend on each of his certificates representing shares of Capital Stock covered by this Agreement stating that such Shareholder's Subject Shares are restricted by this Agreement. Each Shareholder further agrees that such legend may not be removed unless: (i) the Subject Shares are sold, transferred, assigned, or otherwise disposed of to a person other than a member of such Shareholder's "immediate family," as such term is defined in Rule 16a-1(e), 17 C.F.R. Section 240.16a-1(e), promulgated pursuant to the Securities Exchange Act of 1934, as amended, or a trust for the benefit of any member of such Shareholder's immediate family; or (ii) this Agreement is terminated; provided, however, that in the event of the pledge or hypothecation of the Subject Shares to any person, the legend shall not be removed.
           In furtherance of the Shareholders' obligations set forth in this
Section 3, each Shareholder shall deliver to Hanson, upon the execution of this Agreement by such Shareholder, or as soon as practicable thereafter, certificates representing all of such Shareholder's Capital Stock and Derivative Securities solely for the purpose of the placement of such legend thereon.

          4. CHANGES IN COMMON STOCK. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, or other change in the capital structure of the Company affecting the Company's Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by any Shareholder, the number of Subject Shares listed in Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of the Company's Common Stock or other voting securities of the Company issued to or acquired by such Shareholder.

          5. REPRESENTATIONS OF SHAREHOLDERS. Each Shareholder hereby represents and warrants to each of the other Shareholders and to Hanson that
(i) Schedule A attached hereto

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includes all Capital Stock and Derivative Securities owned beneficially, directly or indirectly by him and that he has the right to vote all of the shares of Capital Stock set forth therein; (ii) he has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one that has expired or terminated prior to the date hereof; and (iii) he will not take any action inconsistent with the purposes and provisions of this Agreement.

          6. FURTHER ASSURANCES. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Hanson may reasonably request for the purpose of effectively carrying out the purposes and provisions of this Agreement.

          7. CONDITIONS TO EFFECTIVENESS OF AGREEMENT. The obligations of the Shareholders to consummate the transactions to be performed by them and to perform their obligations hereunder are subject to satisfaction of the following conditions:

               (a) The Stock Purchase Agreement shall have been executed; and

               (b) Hanson shall have purchased the Purchased Shares from the Shareholders.

          8. TERM; TERMINATION. This Agreement shall become effective upon execution and delivery by all of the parties hereto, and this Agreement and all rights and obligations of the parties hereunder, shall terminate on the earlier of: (i) three years from the later of the date of execution of the Stock Purchase Agreement or the date that Hanson purchases the Purchased Shares from the Shareholders; or (ii) the date upon which any Subject Shares are sold, transferred, assigned, or otherwise disposed of (except a pledge thereof) by a Shareholder to a person other than: (A) a member of such Shareholder's "immediate family," as such term is defined in Rule 16a-1(e) promulgated pursuant to the Securities Exchange Act of 1934, as amended, 17 C.F.R. Section 240.16a-1(e), or (B) a trust for the benefit of any member of such Shareholder's immediate family; provided, however, that the termination provided in this section 8(ii) shall apply only to such Subject Shares as are sold, transferred, assigned, or otherwise disposed of as provided herein.

          9.   GENERAL PROVISIONS.

               (a) All of the covenants, agreements, and obligations contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their heirs, executors, administrators, and other legal representatives, as the case may be. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall, unless terminated pursuant to Section 8 hereof, be binding upon any person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

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               (b) This Agreement may be executed in any number of
counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Execution of a facsimile copy of this Agreement by any party and delivery of a copy of this Agreement bearing the facsimile signature of any party shall constitute the valid and binding execution and delivery of this Agreement, and facsimile copies of this Agreement bearing the facsimile signature of any party shall constitute an original document enforceable against such party.

               (c) All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon the earlier of actual delivery to the intended recipient or the first attempted delivery by personal delivery, expedited courier, messenger service, or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth in Schedule A attached hereto. Any attempted delivery by any of the methods set forth above may be verified by the person attempting personal delivery, the courier, the messenger service, or the United States Postal Service, as the case may be, through whom or which such delivery was attempted. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until, in the case of ordinary mail, it actually is received by the intended recipient, and, in the case of delivery by telecopier, telex, or electronic mail, on the date of such delivery and verified by confirmation of such transmission.

               (d) If any provision of this Agreement shall be declared null, void or unenforceable by any court or administrative board, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all other respects to be valid and enforceable.

               (e) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (f) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

               (g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of

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Colorado or in any Colorado state court having jurisdiction over the subject matter, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of United States District Court for the District of Colorado and every Colorado state court having jurisdiction over the subject matter in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than in the United States District Court for the District of Colorado or in a Colorado state court having jurisdiction over the subject matter and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.


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          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                       HANSON:

                                       /s/ Douglas H. Hanson
                                       ------------------------------
                                       Douglas H. Hanson


                                       SHAREHOLDERS:

                                       /s/ Christopher K. Phillips
                                       ------------------------------
                                       Christopher K. Phillips

                                       /s/ Jim. D. Welch
                                       ------------------------------
                                       Jim. D. Welch

                                       /s/ Kevin R. Loud
                                       ------------------------------
                                       Kevin R. Loud



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                                  [Exhibit omitted]